Exhibit 99.1

INDEPENDENT
BANK CORP.
Parent of Rockland Trust Company

Stockholder Relations	NEWS RELEASE

288 Union Street, Rockland, MA 02370	Contact:

Chris Oddleifson
President and
Chief Executive Officer
(781) 982-6660

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

INDEPENDENT BANK CORP. ANNOUNCES 2004 RESULTS

     Rockland, Massachusetts (January 13, 2005). Independent Bank Corp., (NASDAQ: INDB), parent of Rockland Trust Company, today announced that net income for the quarter ended December 31, 2004 was $9.2 million and that diluted earnings per share for the quarter were $0.59, an increase of $1.9 million or $0.10 per diluted earnings per share, compared to net income of $7.3 million and diluted earnings per share of $0.49 for the quarter ended December 31, 2003. For the twelve months ended December 31, 2004, net income was $30.8 million and diluted earnings per share were $2.03, an increase of $4.3 million or $0.24 per diluted earnings per share, compared to net income of $26.4 million and diluted earnings per share of $1.79 for the same period in 2003. The Company experienced robust loan and core deposit growth of $335.2 million, or 21.2%, and $279.2 million, or 21.0%, respectively during 2004. Organic loan and deposit growth during 2004, excluding the acquisition of Falmouth Bancorp. Inc (“Falmouth”), was $237.5 million and $140.2 million, respectively.

     As previously announced, Independent Bank Corp. acquired Falmouth Bancorp, Inc. (“Falmouth”) on July 16, 2004. That acquisition attributed to many of the balance sheet variances discussed below.

     Comparing the fourth quarter of 2004 to the same period last year, net interest income increased $2.7 million, or 11.4%, while net interest income for the twelve months ended December 31, 2004 increased $2.0 million, or 2.1%, from the twelve months ended December 31, 2003. The net interest margin for the three and twelve month periods ended December 31, 2004 was 3.96% and 3.95%, respectively, as compared to 4.26% and 4.40%, for the comparable periods last year.

     The Company’s adoption of a new accounting standard on March 31, 2004 caused certain expenses to be reclassified to interest expense prospectively and contribute, on an annualized basis, approximately 19 basis points to the compression of the net interest margin when compared to reported net interest margin calculations prior to the second quarter of 2004 (See note below pertaining to FIN46R). The remainder of the net interest margin compression is a consequence of the prolonged low interest rate environment, coupled with what the Company believes to be the prudent management of its balance sheet in anticipation of rising interest rates. The impact of the low interest rate margin has been mitigated, to some extent, by the Company’s continued ability to generate loan growth. During the fourth quarter of 2004, the net interest margin stabilized and expanded by 8 basis points from the 3.88% reported in the third quarter of 2004.

     Non-interest income increased by $1.7 million, or 27.6%, and by $561,000, or 2.0%, during the three and twelve months ended December 31, 2004, respectively, as compared to the same periods in the prior year. The majority of the increase is attributable to the sale of a bank branch in North Eastham, MA during the fourth quarter of 2004 that resulted in a pre-tax gain of approximately $1.8 million.

     Service charges on deposit accounts increased by $268,000, or 9.1%, and by $936,000, or 8.2%, for the three and twelve months ended December 31, 2004, respectively, as compared to the same periods in 2003, reflecting strong organic growth in core deposits. Investment management services income increased by $83,000, or 7.8%, and by $343,000 or 7.9%, for the three and twelve months ended December 31, 2004, respectively, compared to the same periods last year due to growth in managed assets. Mortgage banking income decreased by $236,000, or (33.8)%, and $1.7 million, or (37.9)%, for the three and twelve months ended December 31, 2004 as compared to the three and twelve months ended December 31, 2003, respectively, due to the decline in refinancing activity that was at its peak in 2003. The balance of the mortgage servicing asset is $3.3 million and loans serviced amounted to $392.0 million as of December 31, 2004. Other non-interest income increased $89,000, or 11.5%, for the three months ended December 31, 2004, and by $345,000, or 11.1%, for the twelve months ended December 31, 2004, as compared to the same period in 2003, primarily due to increases in commercial loan prepayment fees.

     No security gains were recognized in the fourth quarter of 2004 as compared to $302,000 in the same period of 2003. Net security gains were $1.5 million for the twelve months ending December 31, 2004 as compared to $2.6 million for the same period in 2003, a decrease of $1.2 million, or 44.5%. Net security gains of $2.0 million were recorded in the second quarter of 2003 on the sale of $20 million of investment securities as part of a strategy to improve the Company’s overall interest rate risk position and increase the net interest margin. That strategy included prepaying $31.5 million of fixed high rate borrowings and an associated $1.9 million prepayment penalty.

     Non-interest expense increased by $3.2 million, or 18.2%, and $3.9 million, or 5.2%, for the three and twelve months ended December 31, 2004, respectively, as compared to the same periods in the prior year. Salaries and employee benefits increased by $2.5 million, or 24.2%, and $3.4 million, or 8.2%, for the three and twelve months ended December 31, 2004, respectively, as compared to the same periods in the prior year partially reflecting additions to staff to support continued growth as well as increased pension expense. Incentive based compensation and profit sharing increased by $1.2 million in the fourth quarter ending 2004 as compared to the same period in 2003, contributing significantly to the fourth quarter variance. On a full year basis, the incentive compensation expense decreased by $578,000, or 19.0%, when comparing 2004 to 2003. Occupancy and equipment related expense increased by $318,000, or 16.0%, for the three months ended December 31, 2004, and by $202,000, or 2.3% for the twelve months ended December 31, 2004, compared to the same periods in the prior year. The increase in expense is associated with infrastructure improvements made throughout the year.

     A $1.9 million prepayment penalty was incurred during the quarter ended June 30, 2003 as part of the balance sheet repositioning strategy discussed above and was a significant factor in mitigating the non-interest expense increase from the twelve months ended December 31, 2003 to the twelve months ended December 31, 2004.

     During the twelve months ended December 31, 2004, the Company incurred expenses of approximately $684,000, or $0.03 per diluted share net of tax, related to the Falmouth acquisition.

     Other non-interest expenses increased by $452,000, or 10.7%, and by $1.6 million, or 9.2%, for the three and twelve months ended December 31, 2004, respectively, as compared to the same periods in the prior year. The increase in other non-interest expenses for the year is primarily attributable to increased expenditures for the Company’s key business initiatives. During 2004, the Company incurred business initiative expenses to implement a small business banking model, to expand residential lending, to develop a new set of consumer deposit products, to improve the commercial loan process, to fund retail sales training, and to fund a core information system selection process. The Company estimates that the total cost associated with its business initiatives was approximately $735,000 and $2.1 million for the three and twelve months ended December 31, 2004, respectively, across all expense categories. In addition, advertising and business development increased by $739,000 for the twelve months ended December 31, 2004, respectively, as compared to the same period in the prior year, to support the aforementioned business initiatives and capitalize on market changes due to merger disruption.

     Total assets increased by $507.2 million, or 20.8%, from year-end 2003 to $2.9 billion at December 31, 2004. Investments increased by $145.8 million, or 21.7%, during the twelve months ended December 31, 2004, representing a ratio of investments to total assets of approximately 28%. Total loans increased by $335.2 million, or 21.2%, during 2004. The increases were across all loan categories. Consumer loans increased by $119.2 million, or 27.4%, in total. Of the increase, $61.8 million, or 51.9%, was in home equity lines and $43.5 million, or 36.5%, was in auto loans. Total residential real estate increased $110.6 million, or 33.0%. Commercial, including commercial and industrial, increased $105.4 million, or 13.0%. The Falmouth acquisition added approximately $158 million in total acquired assets to the balance sheet, including approximately $98 million in acquired loans which consisted primarily of residential and home equity loans.

     Total deposits of $2.1 billion at December 31, 2004 increased $276.9 million, or 15.5%, compared to December 31, 2003. Of the increase, approximately $137 million is attributable to deposits acquired from Falmouth and the majority of the remainder is due to the successful rollout of a set of consumer deposit products and increases in municipal deposits as a result of disruption in the local banking market. Borrowings increased by $239.8 million, or 57.7%, during the twelve months ended December 31, 2004. Approximately $51.5 million of the increase in borrowings was due to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 Revised, entitled “Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin No. 51” or “FIN 46R” on March 31, 2004. (See FIN 46R discussion below.) Adoption of the new accounting standard effectively reclassified the Company’s Trust Preferred Securities from the mezzanine section of its balance sheet to debt, where it is shown as Junior Subordinated Debentures. While the adoption of FIN 46R does not impact net income, it does reduce the net interest margin by approximately 0.19% on an annualized basis. Prior periods have not been restated. The remainder of the growth in borrowings was incurred to supplement funding for asset growth and to offset a seasonal decline in deposit balances.

     Stockholders’ equity as of December 31, 2004 totaled $210.7 million, as compared to $171.8 million at December 31, 2003. The acquisition of Falmouth contributed approximately $16.9 million to equity through the issuance of common stock. The Tier 1 leverage capital ratio at December 31, 2004 was 7.06%, maintaining the Company’s well-capitalized position.

     Nonperforming assets totaled $2.7 million at December 31, 2004 (0.09% of total assets), as compared to $3.5 million (0.14% of total assets) reported at December 31, 2003. The provision for loan losses decreased to $3.0 million for the twelve months of 2004, compared to $3.4 million in the same period in 2003, reflecting the Company’s continued strong asset quality and the prospects of an improving economy. The Company’s allowance for loan losses, as a percentage of nonperforming loans, was 932.53% at December 31, 2004 and 659.16% at December 31, 2003.

     Overall period to period comparisons between 2004 and 2003 are skewed by the Company’s previously disclosed initial charge for, and subsequent settlement of, a tax dispute with the Massachusetts Department of Revenue (“DOR”) in 2003. The Company recognized a net $2.0 million charge to its provision for income taxes during the first six months of 2003, negatively impacting that year’s earnings.

     During the second quarter of 2004, the Company announced that one of its subsidiaries (a Community Development Entity, or “CDE”) had been awarded $30 million in tax credit allocation authority under the New Markets Tax Credit Program of the United States Department of Treasury. During the third and fourth quarters, the Bank invested $5 million and $10 million, respectively, in the CDE to provide it with the capital necessary to begin making loans to qualified businesses in low-income communities throughout its market area. Based upon the Bank’s $15 million investment, it will be eligible to receive tax credits over a seven year period totaling 39% of its investment, or $5.9 million, for its investment to date. The Company has begun recognizing the benefit of these tax credits by reducing the provision for income taxes by a total of $750,000 in 2004 through reductions of $187,500 in the third quarter and $562,500 in the fourth quarter. The remaining $15 million investment will be made in future periods. See below for a schedule depicting the amount of credit and the year in which it will be recognized for investments made year to date.

Credit Recognized

	(Dollars in Thousands)
Investment	2004	2005	2006	2007	2008	2009	2010	Total
2004 $15M	$750	$750	$750	$900	$900	$900	$900	$5,850

     Chris Oddleifson, Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, stated that: “I am pleased with 2004 financial results. The record financial results posted in 2004 come despite the strong headwinds presented by a flattening yield curve and the costs associated with implementing numerous strategic initiatives. I am very enthusiastic about our prospects for 2005 as our strategic initiatives are well underway and our strong internal controls give us a sound foundation upon which to build.”

     FIN 46R: Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 Revised, “Consolidation of Variable Interest Entities – an Interpretation of Accounting Research Bulletin No. 51”. FIN 46R addresses limited purpose trusts formed to issue trust preferred securities. FIN 46R required the Company to deconsolidate its two subsidiary trusts (Independent Capital Trust III and Independent Capital Trust IV) on March 31, 2004. The result of deconsolidating these subsidiary trusts is that trust preferred securities of the trusts, which were classified between liabilities and equity on the balance sheet (mezzanine section), no longer appear on the consolidated balance sheet of the Company. The related minority interest expense also is no longer included in the consolidated statement of income. Due to FIN 46R, the junior subordinated debentures of the parent company that were previously eliminated in consolidation are now included on the consolidated balance sheet within total borrowings. The interest expense on the junior subordinated debentures is included in the calculation of net interest margin of the consolidated company, negatively impacting the net interest margin by approximately 0.19% on an annualized basis. There is no impact on net income as the amount of interest previously recognized as minority interest is equal to the amount of interest expense that is recognized currently in the net interest margin offset by the dividend income on the subsidiary trusts common stock recognized in other non-interest income.

     Christopher Oddleifson, Chief Executive Officer and President, and Denis K. Sheahan, Chief Financial Officer, of Independent Bank Corp., will host a conference call to discuss fourth quarter earnings at 10:00 a.m. Eastern Time on Friday, January 14, 2005. Internet access to the call is available on the Company’s website at http://www.RocklandTrust.com or by telephonic access by dial-in at 1-877-407-8031 reference: INDB. A replay of the call will be available until 11:59 p.m. on January 19, 2005 by calling 1-877-660-6853 Account Number: 1628, Conference ID: 132295.

     Rockland Trust Company, sole bank subsidiary of Independent Bank Corp., currently has $2.9 billion in assets. Rockland Trust Company is a full-service community bank serving southeastern Massachusetts and Cape Cod. To find out more about the products and services available at Rockland Trust Company, please visit our Web site at www.RocklandTrust.com .

     This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
(Unaudited - Dollars in Thousands)

	December 31,	December 31,	Percent
CONSOLIDATED BALANCE SHEETS	2004	2003	Change
Assets
Cash and Due From Banks	$62,961	$75,495	-16.60%
Fed Funds Sold and Short Term Investments	2,735	—	100.00%
Investments
Trading Assets	1,572	1,171	34.24%
Investments Available for Sale	680,286	527,507	28.96%
Investments Held to Maturity	107,967	121,894	-11.43%
Federal Home Loan Bank Stock	28,413	21,907	29.70%

Total Investments	818,238	672,479	21.67%

Loans
Commercial and Industrial	176,945	171,230	3.34%
Commercial Real Estate	613,300	564,890	8.57%
Commercial Construction	126,632	75,380	67.99%
Residential Real Estate	427,556	324,052	31.94%
Residential Construction	7,316	9,633	-24.05%
Residential Loans Held for Sale	10,933	1,471	643.24%
Consumer - Home Equity	194,458	132,629	46.62%
Consumer - Auto	283,964	240,504	18.07%
Consumer - Other	75,254	61,346	22.67%

Total Loans	1,916,358	1,581,135	21.20%
Less - Allowance for Loan Losses	(25,197)	(23,163)	8.78%

Net Loans	1,891,161	1,557,972	21.39%

Bank Premises and Equipment	36,449	32,477	12.23%
Goodwill and Core Deposit Intangible	57,288	36,236	58.10%
Other Assets	75,094	62,096	20.93%

Total Assets	$2,943,926	$2,436,755	20.81%

Liabilities and Stockholders’ Equity
Deposits
Demand Deposits	$495,500	$448,452	10.49%
Savings and Interest Checking Accounts	614,481	535,870	14.67%
Money Market and Super Interest Checking Accounts	501,065	347,530	44.18%
Time Certificates of Deposit	449,189	451,486	-0.51%

Total Deposits	2,060,235	1,783,338	15.53%

Fed Funds Purchased and Assets Sold
Under Repurchase Agreements	61,533	39,425	56.08%
Federal Home Loan Bank Borrowings	537,919	371,136	44.94%
Treasury Tax and Loan Notes	4,163	4,808	-13.42%
Junior Subordinated Debentures	51,546	—	100.00%

Total Borrowings	655,161	415,369	57.73%

Total Deposits and Borrowings	2,715,396	2,198,707	23.50%
Other Liabilities	17,787	18,344	-3.04%
Company-Obligated Mandatorily Redeemable Securities of Subsidiary Holding Solely Parent Company Debenture of the Corporation	—	47,857	-100.00%
Stockholders’ Equity	210,743	171,847	22.63%

Total Liabilities and Stockholders’ Equity	$2,943,926	$2,436,755	20.81%

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
(Unaudited - Dollars in Thousands)

	Three Months Ended			Twelve Months Ended
	December 31,		Percent	December 31,		Percent
CONSOLIDATED STATEMENTS OF INCOME	2004	2003	Change	2004	2003	Change
INTEREST INCOME
Interest on Fed Funds Sold and Short Term Investments	$8	$—	100.00%	$17	$—	100.00%
Interest and Dividends on Securities	8,968	7,835	14.46%	34,366	32,640	5.29%
Interest on Loans	27,480	23,464	17.12%	100,230	95,666	4.77%

Total Interest Income	36,456	31,299	16.48%	134,613	128,306	4.92%

INTEREST EXPENSE
Interest on Deposits	4,833	4,339	11.39%	18,925	17,801	6.31%
Interest on Borrowed Funds	5,241	3,269	60.32%	17,872	14,732	21.31%

Total Interest Expense	10,074	7,608	32.41%	36,797	32,533	13.11%

Net Interest Income	26,382	23,691	11.36%	97,816	95,773	2.13%
Less Provision for Loan Losses	769	630	22.06%	3,018	3,420	-11.75%

Net Interest Income after Provision for Loan Losses	25,613	23,061	11.07%	94,798	92,353	2.65%

NON-INTEREST INCOME
Service Charges on Deposit Accounts	3,204	2,936	9.13%	12,345	11,409	8.20%
Investment Management Services Income	1,148	1,065	7.79%	4,683	4,340	7.90%
Mortgage Banking Income	463	699	-33.76%	2,763	4,451	-37.92%
BOLI Income	514	452	13.72%	1,902	1,862	2.15%
Net Gain on Sale of Securities	—	302	-100.00%	1,458	2,629	-44.54%
Gain on Branch Sale	1,756	—	100.00%	1,756	—	100.00%
Other Non-Interest Income	864	775	11.48%	3,448	3,103	11.12%

Total Non-Interest Income	7,949	6,229	27.61%	28,355	27,794	2.02%

NON-INTEREST EXPENSE
Salaries and Employee Benefits	12,743	10,264	24.15%	44,899	41,508	8.17%
Occupancy and Equipment Expenses	2,303	1,985	16.02%	8,894	8,692	2.32%
Data Processing and Facilities Management	1,085	1,130	-3.98%	4,474	4,517	-0.95%
Prepayment Penalty on Borrowings	—	—	—	—	1,941	-100.00%
Merger and Acquisition Expense	—	—	—	684	—	100.00%
Other Non-Interest Expense	4,683	4,231	10.68%	18,740	17,169	9.15%

Total Non-Interest Expense	20,814	17,610	18.19%	77,691	73,827	5.23%

Minority Interest	—	1,084	-100.00%	1,072	4,353	-75.37%

INCOME BEFORE INCOME TAXES	12,748	10,596	20.31%	44,390	41,967	5.77%

PROVISION FOR INCOME TAXES	3,565	3,285	8.52%	13,623	15,536	-12.31%

NET INCOME	$9,183	$7,311	25.61%	$30,767	$26,431	16.40%

BASIC EARNINGS PER SHARE	$0.60	$0.50	20.00%	$2.06	$1.82	13.19%
DILUTED EARNINGS PER SHARE	$0.59	$0.49	20.41%	$2.03	$1.79	13.41%
BASIC AVERAGE SHARES	15,311,051	14,622,273	4.71%	14,963,155	14,558,031	2.78%
DILUTED AVERAGE SHARES	15,531,126	14,834,854	4.69%	15,154,428	14,738,078	2.82%

PERFORMANCE RATIOS:
Net Interest Margin (FTE)	3.96%	4.26%	-7.04%	3.95%	4.40%	-10.23%
Return on Average Assets	1.26%	1.20%	5.00%	1.13%	1.11%	1.80%
Return on Average Equity	17.69%	17.35%	1.96%	16.27%	15.89%	2.39%

INDEPENDENT BANK CORP.
SUPPLEMENTAL FINANCIAL INFORMATION

		Three Months Ended December 31,
		2004			2003
			Interest			Interest
CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE RATE DATA	Ending	Average	Earned/	Yield/	Average	Earned/	Yield/
(Unaudited - Dollars in Thousands)	Balance	Balance	Paid	Rate	Balance	Paid	Rate
Interest-Earning Assets:

Federal Funds Sold and Assets Purchased
Under Resale Agreement	$2,735	$1,630	$8	1.96%	$—	$—	—
Investments:
Trading Assets	1,572	1,494	16	4.28%	1,146	4	1.40%
Taxable Investment Securities	754,028	748,175	8,289	4.43%	634,316	7,106	4.48%
Non-taxable Investment Securities (1)	62,638	62,788	1,020	6.50%	68,065	1,115	6.55%

Total Investments:	818,238	812,457	9,325	4.59%	703,527	8,225	4.68%
Loans (1)	1,916,358	1,898,874	27,567	5.81%	1,562,790	23,546	6.03%

Total Interest-Earning Assets	$2,737,331	$2,712,961	$36,900	5.44%	$2,266,317	$31,771	5.61%

Cash and Due from Banks	62,961	70,701			62,721
Other Assets	143,634	137,050			103,206

Total Assets	$2,943,926	$2,920,712			$2,432,244

Interest-Bearing Liabilities:
Deposits:
Savings and Interest Checking Accounts	$614,481	$611,090	$691	0.45%	$539,447	$762	0.57%
Money Market and Super Interest Checking Accounts	501,065	522,479	1,761	1.35%	359,603	1,079	1.20%
Time Deposits	449,189	465,799	2,381	2.04%	455,758	2,498	2.19%

Total interest-bearing deposits:	1,564,735	1,599,368	4,833	1.21%	1,354,808	4,339	1.28%
Borrowings:
Federal Funds Purchased and Assets Sold Under Resale Agreement	$61,533	$69,150	$186	1.08%	$46,540	$102	0.88%
Treasury Tax and Loan Notes	4,163	3,230	8	0.99%	2,915	3	0.41%
Federal Home Loan Bank borrowings	537,919	458,475	3,930	3.43%	344,047	3,164	3.68%
Junior Subordinated Debentures	51,546	51,546	1,117	8.67%	—	—	—

Total borrowings:	655,161	582,401	5,241	3.60%	393,502	3,269	3.32%

Total Interest-Bearing Liabilities	$2,219,896	$2,181,769	$10,074	1.85%	$1,748,310	$7,608	1.74%

Demand Deposits	495,500	514,194			449,200

Company-Obligated Mandatorily Redeemable Securities of Subsidiary Holding Solely Parent Company Debentures of the Corporation	—	—			47,843
Other Liabilities	17,787	17,144			18,351

Total Liabilities	$2,733,183	$2,713,107			$2,263,704
Stockholders’ Equity	210,743	207,605			168,540

Total Liabilities and Stockholders’ Equity	$2,943,926	$2,920,712			$2,432,244

Net Interest Income			$26,826			$24,163

Interest Rate Spread (2)				3.59%			3.87%

Net Interest Margin (2)				3.96%			4.26%

Supplemental Information:
Total Deposits, including Demand Deposits	$2,060,235	$2,113,562	$4,833		$1,804,008	$4,339
Cost of Total Deposits				0.91%			0.96%
Total Funding Liabilities, including Demand Deposits	$2,715,396	$2,695,963	$10,074		$2,197,510	$7,608
Cost of Total Funding Liabilities				1.49%			1.38%

(1)	The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $444 for the three months ended December 31, 2004 and $473 for the three months ended December 31, 2003.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

INDEPENDENT BANK CORP.
SUPPLEMENTAL FINANCIAL INFORMATION

		Twelve Months Ended December 31,
		2004			2003
			Interest			Interest
CONSOLIDATED AVERAGE BALANCE SHEETS AND AVERAGE RATE DATA	Ending	Average	Earned/	Yield/	Average	Earned/	Yield/
(Unaudited - Dollars in Thousands)	Balance	Balance	Paid	Rate	Balance	Paid	Rate
Interest-Earning Assets:

Federal Funds Sold and Assets Sold
Under Resale Agreement	$2,735	$750	$17	2.27%	$34	$—	—
Investments:
Trading Assets	1,572	1,507	48	3.19%	1,116	36	3.23%
Taxable Investment Securities	754,028	712,663	31,549	4.43%	639,361	29,724	4.65%
Non-taxable Investment Securities (1)	62,638	64,215	4,261	6.64%	64,967	4,416	6.80%

Total Investments:	818,238	778,385	35,858	4.61%	705,444	34,176	4.84%
Loans (1)	1,916,358	1,743,844	100,560	5.77%	1,512,997	95,994	6.34%

Total Interest-Earning Assets	$2,737,331	$2,522,979	$136,435	5.41%	$2,218,475	$130,170	5.87%

Cash and Due from Banks	62,961	68,024			64,529
Other Assets	143,634	120,550			100,618

Total Assets	$2,943,926	$2,711,553			$2,383,622	$

Interest-Bearing Liabilities:
Deposits:
Savings and Interest Checking Accounts	$614,481	$570,661	$2,800	0.49%	$494,498	$2,302	0.47%
Money Market and Super Interest Checking Accounts	501,065	456,970	5,871	1.28%	350,118	4,278	1.22%
Time Deposits	449,189	478,037	10,254	2.15%	462,453	11,222	2.43%

Total interest-bearing deposits:	1,564,735	1,505,668	18,925	1.26%	1,307,069	17,802	1.36%
Borrowings:
Federal Funds Purchased and Assets Sold Under Resale Agreement	$61,533	$61,199	$589	0.96%	$51,803	$482	0.93%
Treasury Tax and Loan Notes	4,163	3,154	19	0.60%	2,764	13	0.47%
Federal Home Loan Bank borrowings	537,919	407,836	13,900	3.41%	356,152	14,237	4.00%
Junior Subordinated Debentures	51,546	38,871	3,364	8.65%	—	—	—

Total borrowings:	655,161	511,060	17,872	3.50%	410,719	14,732	3.59%

Total Interest-Bearing Liabilities	$2,219,896	$2,016,728	$36,797	1.82%	$1,717,788	$32,534	1.89%

Demand Deposits	495,500	478,073			428,396

Company-Obligated Mandatorily Redeemable Securities of Subsidiary Holding Solely Parent Company Debentures of the Corporation	—	11,769			47,814
Other Liabilities	17,787	15,849			23,256

Total Liabilities	$2,733,183	$2,522,419			$2,217,254
Stockholders’ Equity	210,743	189,134			166,368

Total Liabilities and Stockholders’ Equity	$2,943,926	$2,711,553			$2,383,622

Net Interest Income			$99,638			$97,636

Interest Rate Spread (2)				3.59%			3.98%

Net Interest Margin (2)				3.95%			4.40%

Supplemental Information:
Total Deposits, including Demand Deposits	$2,060,235	$1,983,741	$18,925		$1,735,465	$17,802
Cost of Total Deposits				0.95%			1.03%
Total Funding Liabilities, including Demand Deposits	$2,715,396	$2,494,801	$36,797		$2,146,184	$32,534
Cost of Total Funding Liabilities				1.47%			1.52%

(1)	The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $1,822 for the twelve months ended December 31, 2004 and $1,864 for the twelve months ended December 31, 2003.

(2)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	As Of
	December 31,	December 31,
	2004	2003
Asset Quality

Nonperforming Loans	2,702	3,514
Nonperforming Assets	2,702	3,514
Net charge-offs (year to date)	1,853	1,645
Net charge-offs to average loans (annualized)	0.11%	0.11%
Loans 90 days past due & still accruing	245	156
Nonperforming Loans/Gross Loans	0.14%	0.22%
Allowance for Loan Losses/Nonperforming Loans	932.53%	659.16%
Loans/Total Deposits	93.02%	88.66%
Allowance for Loan Losses/Total Loans	1.31%	1.46%

Financial Ratios
Book Value per Share	$13.75	$11.75
Tangible Capital/Tangible Asset	5.32%	5.65%
Tangible Book Value per Share	$10.01	$9.27
Tangible Book Value per Share (proforma to include the deductibility of goodwill)	$11.32	$10.14

Capital Adequacy
Tier one leverage capital ratio (1)	7.06%	7.60%

(1)	Estimated number for December 31, 2004